                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant (X)
Filed by a Party other than the Registrant ( )

Check the appropriate box:
( )  Preliminary Proxy Statement
( ) Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2)
(X)  Definitive Proxy Statement
( )  Definitive Additional Materials
( )  Soliciting Material Pursuant to S240.14a-11(c) or S240.14a-12


                       AMERICAN TECHNICAL CERAMICS CORP.
               --------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


-------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

(X)  No fee required
( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

     1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------

     2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------

     4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------

     5) Total fee paid:

( )  Fee paid previously with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid: ___________________________________________

     2)  Form Schedule or Registration Statement No.:  _____________________

     3)  Filing Party: _____________________________________________________

     4)  Date Filed:   _____________________________________________________

                       AMERICAN TECHNICAL CERAMICS CORP.
                                17 STEPAR PLACE
                       HUNTINGTON STATION, NEW YORK 11746

            -------------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD NOVEMBER 20, 1998

            -------------------------------------------------------

To the Stockholders of
AMERICAN TECHNICAL CERAMICS CORP.:

         The Annual Meeting of Stockholders of American Technical Ceramics Corp., a Delaware corporation (the "Company"), will be held at 2201 Corporate Square Boulevard, Jacksonville, Florida 32216, on Friday, November 20, 1998, at 10:00 a.m., Eastern Standard Time, for the following purposes:

         1.       To elect five directors;

         2. To ratify the appointment of KPMG Peat Marwick LLP as the independent public accountants to audit the Company's consolidated financial statements for the fiscal year ending June 30, 1999; and

         3. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

         Only stockholders of record at the close of business on October 16, 1998, the record date fixed by the Board of Directors, are entitled to notice of, and to vote at, the meeting. A complete list of stockholders of the Company as of the record date will be open to examination by any stockholder for any purpose germane to the meeting during ordinary business hours on or after November 10, 1998 at the place of the meeting. The transfer books of the Company will not be closed.

         Your attention is directed to the accompanying Proxy Statement. Stockholders unable to attend the meeting in person are urged to date, sign and mail promptly the enclosed proxy card in the postpaid envelope to ensure that your shares are represented at the meeting. If you attend the meeting, you may vote in person if you wish to do so, even though you have sent in your proxy.

                                       BY ORDER OF THE BOARD OF DIRECTORS


                                       KATHLEEN M. KELLY
                                       Secretary

Huntington Station, New York
October 20, 1998

                       AMERICAN TECHNICAL CERAMICS CORP.

                                PROXY STATEMENT

      This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of American Technical Ceramics Corp., a Delaware corporation (the "Company"), to be voted at the Annual Meeting of Stockholders (the "Annual Meeting") and any adjournment or postponement thereof. The Annual Meeting will be held at 10:00 a.m., Eastern Standard Time, on Friday, November 20, 1998, at the Company's facility at 2201 Corporate Square Boulevard, Jacksonville, Florida 32216. The principal executive offices of the Company are located at 17 Stepar Place, Huntington Station, New York 11746. It is expected that this Proxy Statement and the accompanying proxy card will first be mailed or delivered to stockholders entitled to notice of, and to vote at, the Annual Meeting on or about October 23, 1998.


                      VOTING SECURITIES AND VOTING RIGHTS

      Only holders of record of the Company's Common Stock, par value $.01 per share (the "Common Stock"), at the close of business on October 16, 1998 will be entitled to notice of, and to vote at, the Annual Meeting. As of October 16, 1998, there were 3,849,984 shares of Common Stock issued and outstanding. A majority of the outstanding shares of Common Stock present in person or by proxy shall constitute a quorum at the Annual Meeting. Each outstanding share of Common Stock is entitled to one vote on all matters, which vote may be given in person or by proxy duly authorized in writing. There are no cumulative voting rights.

      All proxies received pursuant to this solicitation will be voted, and, where a choice is specified as to the proposals described in the foregoing Notice of Annual Meeting of Stockholders, they will be voted in accordance with that specification. If no specific instructions are given with respect to the matters to be acted upon, the shares of Common Stock represented by a signed proxy will be voted FOR all of the Board's nominees for director, FOR the proposal to ratify the appointment of KPMG Peat Marwick LLP as the independent public accountants to audit the Company's consolidated financial statements for the fiscal year ending June 30, 1999 and in accordance with the proxy holders' best judgment as to any other matters as may properly come before the Annual Meeting. Stockholders who have executed proxies may revoke them at any time before they are voted by submitting a later dated proxy or by written notice delivered to the Secretary of the Company. Personal attendance at the meeting without submitting a later dated proxy or a written notice of revocation to the Secretary shall not serve to revoke any proxy.

      The affirmative vote of the holders of a majority of the shares of Common Stock present at the Annual Meeting, in person or by proxy, and entitled to vote is necessary for the election of directors and the ratification of KPMG Peat Marwick LLP as the Company's independent public accountants to audit the Company's consolidated financial statements for the fiscal year ending June 30, 1999. Accordingly, an abstention is the equivalent of a vote against the election of any nominee for election to the Board of Directors of the Company or the proposal to ratify the appointment of KPMG Peat Marwick LLP. In the event a broker that is a record holder of Common Stock of the Company does not return a signed proxy, the shares of Common Stock represented by such proxy will not be considered present at the Annual Meeting and, therefore, will not be considered in determining the presence of a quorum. Broker non-votes will have no effect on the outcome of the vote for the election of directors or the ratification of KPMG Peat Marwick LLP as the Company's independent accountants.

      As of October 16, 1998, 2,295,515 shares of Common Stock (approximately 59.6% of the issued and outstanding shares of Common Stock) were held of record and beneficially by Victor Insetta, who is the President, Chief Executive Officer and a director of the Company. His share holdings are sufficient to assure election of the nominees for election as directors as forth herein, to ratify the appointment of KPMG Peat Marwick LLP as the independent public accountants to audit the Company's consolidated financial statements for the fiscal year ending June 30, 1999 and to take action on any other matters as may properly come before the Annual Meeting.

      The Company will bear the entire cost of the solicitation of proxies by the Board of Directors. Proxies will be solicited by mail, and may be solicited personally by telephone or facsimile transmission, by directors, officers and regular employees of the Company, without additional remuneration.


                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth, as of October 16, 1998, certain information with respect to the ownership of the Company's Common Stock by (i) all persons who are known by the Company to be the beneficial owners of more than 5% of the outstanding shares of Common Stock, (ii) each of the directors of the Company, (iii) each of the executive officers of the Company listed in the table under the caption "Executive Compensation -- Summary Compensation Table," and (iv) all directors and executive officers of the Company as a group.


        NAME AND ADDRESS                      AMOUNT AND NATURE OF                PERCENT OF
      OF BENEFICIAL OWNER                   BENEFICIAL OWNERSHIP (1)                CLASS
-------------------------------          -----------------------------         ----------------
VICTOR INSETTA                                     2,295,515(2)                      59.6%
2201 Corporate Square Boulevard
Jacksonville, Florida

JOSEPH COLANDREA                                     153,300(3)                       4.0%
911 South Ocean Boulevard
Boca Raton, Florida

STUART P. LITT                                        34,269(4)                         *
One Norden Lane
Huntington Station, New York

RICHARD MONSORNO                                      33,926(5)                         *
2201 Corporate Square Boulevard
Jacksonville, Florida

KATHLEEN M. KELLY                                     23,087(6)                         *
One Norden Lane
Huntington Station, New York

CHESTER E. SPENCE                                     12,500(7)                         *
269 Windsor Place
Brooklyn, New York

O. JULIAN GARRARD III                                  1,000                            *
3871 Little Lane
Jacksonville, Florida

RUBIN BLUMKIN                                             --
7720 Hearth Stone Avenue
Boynton Beach, Florida

All executive officers and directors               2,400,297(2)                      62.3%
as a group (7 persons)
---------
* Less than one percent.

(1) All shares are beneficially owned, and the sole voting and investment power over such shares is held, by the persons named, except to the extent described in the following footnotes.

(2) Does not include (i) 153,300 shares owned by Mr. Colandrea which are subject to a Restated Shareholders' Agreement, dated April 15, 1985, among the Company and Messrs. Insetta, Colandrea and Joseph Mezey (the "Restated Shareholders' Agreement"), and (ii) shares subject to Voting and Transfer Agreements entered into in connection with options granted under a stock option plan which has expired. Pursuant to the Restated Shareholders' Agreement, Messrs. Insetta, Colandrea and Mezey have agreed that, so long as they own shares of Common Stock, they will vote their shares for the election of either three designees of Mr. Insetta (if Mr. Insetta elects not to be a director) or of Mr. Insetta and two of his designees, and for the election of Mr. Colandrea (if Mr. Colandrea elects to be a director) to the Board of Directors of the Company. Mr. Colandrea has waived his right to be designated as a director indefinitely until written notice is served to the contrary at least 90 days prior to the next scheduled annual meeting. No such notice has been given relative to the Company's Annual Meeting to be held November 20, 1998. Mr. Mezey no longer owns shares of Common Stock. The Restated Shareholders' Agreement will terminate upon the death of Mr. Insetta or at such time as Mr. Insetta does not own at least 10% of the outstanding shares of Common Stock. The Restated Shareholders' Agreement also provides for certain rights of first refusal and registration rights. The Voting and Transfer Agreements referred to above contain provisions requiring the holders of shares purchased upon the exercise of options granted under said plan to vote such shares for the election as directors of the Company of certain persons (currently Victor Insetta and Rubin Blumkin). The Company has not regularly enforced these provisions.

(3) Does not include 2,275,061 shares owned by Mr. Insetta which are subject to the Restated Shareholders' Agreement. See Note (2) above. By virtue of such agreement, Mr. Colandrea may be deemed to beneficially own the shares owned by Mr. Insetta.

(4)   Includes 1,000 shares subject to options which are presently exercisable.

(5)   Includes 1,000 shares subject to options which are presently exercisable.

(6) Includes 6,687 shares owned jointly with Mrs. Kelly's husband. Includes 1,000 shares subject to options which are presently exercisable.

(7)   Includes 2,500 shares owned jointly with Mr. Spence's wife.

COMPLIANCE WITH SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING

      Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's officers, directors and persons who own beneficially more than ten percent of the Company's Common Stock to file with the Securities and Exchange Commission initial reports of beneficial ownership and reports of changes in beneficial ownership of the Common Stock. Officers, directors and persons owning more than ten percent of the Common Stock are required to furnish the Company with copies of all such reports. To the Company's knowledge, based solely on a review of copies of such reports furnished to the Company, the Company believes that, during the fiscal year ended June 30, 1998, the only deviations from the Section 16(a) filing requirements applicable to its officers, directors and persons owning beneficially more than ten percent of the Common Stock were that, (i) in March 1998, Mr. Insetta filed a Statement of Change in Beneficial Ownership on Form 4 one day late, and (ii) Andrew Perz, who joined the Company as Controller in January 1998 and who does not beneficially own any shares of Common Stock, neglected to file a Statement of Beneficial Ownership on Form 3. Mr. Perz has since filed an Annual Statement of Beneficial Ownership on Form 5.

      Messrs. Litt, Monsorno, Spence and Mrs. Kelly inadvertently failed to timely file Statements of Change in Beneficial Ownership on Form 4 or an Annual Statement of Beneficial Ownership on Form 5 with respect to options granted to them during the fiscal year ended June 30, 1997. Each of them has since filed an Annual Statement of Beneficial Ownership on Form 5 reflecting said grants. Several other employees who are not officers of the Company but who had previously filed Forms 3 and Forms 4 also inadvertently failed to file Statements of Changes in Beneficial Ownership on Form 4 or Annual Statements of Beneficial Ownership on Form 5 with respect to options granted to them during such fiscal year. Each such employee has since filed an Annual Statement of Beneficial Ownership on Form 5 (i) reflecting said grants, and (ii) reflecting that he is not an officer, director or 10% stockholder of the Company or an employee that performs a policy making function and that, therefore, he is not subject to Section 16 of the Exchange Act.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

      Five directors are to be elected to serve until the next annual meeting of stockholders or until their respective successors are elected and qualified. Set forth in the table below is certain information, as of October 16, 1998, with respect to the nominees of the Board of Directors of the Company for election as directors and is based on the records of the Company and information provided to it. All of the nominees are presently directors of the Company. Absent instructions to the contrary, it is the intention of the persons named in the enclosed proxy to vote for the election as directors of the persons named in the table below. If any such nominee should become unavailable for any reason, which the Board of Directors has no reason to anticipate, the persons named in the enclosed proxy reserve the right to substitute another person of their choice in his place.

                                                                                                          YEAR FIRST
                                                                                                          ELECTED OR
                                                                                                           APPOINTED
                                                       BUSINESS EXPERIENCE                                   AS A
       NAME                           AGE          DURING THE PAST FIVE YEARS                              DIRECTOR
-----------------------------------------------------------------------------------------------------------------------
VICTOR INSETTA                         58    President and Chief Executive Officer of the                    1966
                                             Company and Director.

RUBIN BLUMKIN (2)                      76    Retired since May 1988.  Prior thereto, Vice                    1984
                                             President - Marketing of the Company.

O. JULIAN GARRARD III (1)(2)           52    Partner of Garrard & Garrard, C.P.A., a certified               1988
                                             public accounting firm specializing in taxation.

CHESTER E. SPENCE (1)                  58    Consultant to the Company.  Prior thereto, Vice                 1985
                                             President-Marketing and Sales of the Company from
                                             August 1993 to April 1998.

STUART P. LITT (2)                     56    Senior Vice President - Operations of the Company               1993
                                             since September 1996. Prior thereto, associate of
                                             OEM Capital, an investment banking firm specializing
                                             in the electronics industry, since December 1992.
                                             Consultant to electronics companies since September 1990.

------------------
(1)   Member of Compensation Committee
(2)   Member of Audit Committee

      There are no family relationships between or among any directors or executive officers of the Company. See footnotes (2) and (3) to the table under the caption "Security Ownership of Certain Beneficial Owners and Management" for information concerning agreements among certain stockholders as to the election of directors.

BOARD MEETINGS; COMMITTEES OF THE BOARD OF DIRECTORS

      During the fiscal year ended June 30, 1998, the Board of Directors held six meetings. All Directors attended at least 75% of the meetings held during the fiscal year ended June 30, 1998.

      The Board of Directors has created a standing Audit Committee. The Audit Committee, which held four formal meetings and communicated informally several times during the fiscal year ended June 30, 1998, currently consists of Messrs. Blumkin, Garrard and Litt. Among other things, the Audit Committee reviews the scope and procedures of the audit activities of the independent accountants and their reports on their examinations. It also reviews reports from the Company's financial management and independent accountants on compliance with corporate policies and the adequacy of the Company's internal accounting controls. Mr. Blumkin replaced Mr. Spence as a member of the Audit Committee on December 6, 1997. Each of Messrs. Blumkin, Garrard, Litt and Spence attended all of the meetings held by the Audit Committee during the fiscal year ended June 30, 1998 while he was a member.

      The Board of Directors has also created a Compensation Committee which currently consists of Messrs. Spence and Garrard. The Compensation Committee is authorized, subject of the Certificate of Incorporation and By-Laws of the Company and the Delaware General Corporation Law, to exercise all power and authority of the Board of Directors with respect to the compensation of employees of the Company. The Compensation Committee did not hold a meeting during the fiscal year ended June 30, 1998.

      Each of the non-employee directors of the Company receives a fee of $1,000 plus expenses for each meeting, excluding teleconference meetings, of the Board of Directors and, if a member of a Committee, each Committee meeting, that he attends.

                             EXECUTIVE COMPENSATION


SUMMARY COMPENSATION TABLE

      The following table sets forth compensation paid over each of the last three fiscal years to the President and Chief Executive Officer of the Company and to each of the other executive officers of the Company whose cash compensation exceeded $100,000 (collectively, the "Named Executive Officers"):

                                FISCAL
      NAME AND                   YEAR                                         RESTRICTED       ALL OTHER
      PRINCIPAL                 ENDING                                          STOCK        COMPENSATION
      POSITION                 JUNE 30     SALARY ($)       BONUS ($)(1)        AWARDS           ($)
     ----------                -------     ----------       ------------      ----------     -------------
VICTOR INSETTA                   1998       $273,195         $190,480 (2)     $190,478 (3)    $  4,938  (4)
President, Chief Executive       1997        248,535          281,185              --            4,796  (4)
Officer and Director             1996        245,700          170,900              --            4,607  (4)

RICHARD MONSORNO                 1998       $169,643         $ 32,827              --         $  6,740  (6)
Senior Vice President -          1997        154,122           26,713              --            6,602  (6)
Technology                       1996        147,379           17,760         $110,000 (5)       5,649  (6)

STUART LITT                      1998       $161,689         $ 32,827         $196,688 (8)    $  4,507  (9)
Senior Vice President -          1997        115,385 (7)       24,108          131,063 (8)      42,057 (10)
Operations and Director

KATHLEEN M. KELLY                1998       $112,811         $ 32,827              --         $  5,883 (11)
Vice President -                 1997        103,231           26,713              --            5,303 (11)
Administration and Secretary     1996         97,016           17,760              --            4,963 (11)

--------------------

 (1) Includes amounts paid in the applicable fiscal year in respect of such fiscal year and amounts earned for such fiscal year and paid in a subsequent fiscal year.

 (2) Represents the cash portion of the bonus paid to Mr. Insetta in respect of the fiscal year ended June 30, 1998 pursuant to his employment agreement. See "Executive Compensation -- Employment Agreements."

 (3) Represents the fair market value of the stock portion of the bonus paid to Mr. Insetta in respect of the fiscal year ended June 30, 1998 pursuant to his employment agreement consisting of 20,454 shares of Common Stock (based upon the closing sale price of the Company's Common Stock on the American Stock Exchange on June 30, 1998 of $9.3125 per share). See "Executive Compensation -- Employment Agreements."

 (4) Consist of contributions by the Company to the 401(k) Savings Plan on behalf of Mr. Insetta. See "Executive Compensation -- 401(k) Savings Plan."

 (5) Represents the fair market value of a stock bonus of 10,000 shares of Common Stock granted on November 17, 1995 (based upon the closing sale price of the Company's Common Stock on the American Stock Exchange on November 17, 1995 of $11.00 per share). The Company has a right of first refusal to purchase the shares if at any time Mr. Monsorno elects to transfer them. As of June 30, 1998, the value of the 10,000 shares of Common Stock issued to Mr. Monsorno pursuant to this stock bonus was $93,125 (based upon the closing sale price of the Company's Common Stock on the American Stock Exchange on such date of $9.3125 per share).

 (6) Consists of contributions by the Company to the Company's 401(k) Savings Plan on behalf of Mr. Monsorno of $4,808, $4,670 and $3,606 for fiscal years 1998, 1997 and 1996, respectively, and income recorded for fiscal years 1998, 1997 and 1996 of $1,932, $1,932 and $2,043, respectively, as a result of the partial forgiveness of a loan made by the Company to Mr. Monsorno for the purpose of paying income taxes on a 10,000 share stock bonus made to him in April 1994. See "Executive Compensation -- 401(k) Savings Plan."

 (7) Mr. Litt commenced full time employment with the Company on September 16, 1996. Includes amount paid to him as a director prior to the commencement of his employment. See "Executive Compensation -- Employment Agreements."

 (8) Represents the fair market value of restricted stock awards aggregating 10,417 and 18,000 shares, respectively, of Common Stock granted to Mr. Litt in fiscal years 1998 and 1997 in connection with his employment by the Company based upon the closing sale prices of the Company's Common Stock on the American Stock Exchange on the dates of grant (which prices ranged from $9.3125 to $19.875 per share). As of June 30, 1998, the value of the 28,417 shares of Common Stock issued to Mr. Litt was $264,633 (based upon the closing sale price of the Company's Common Stock on the American Stock Exchange on such date of $9.3125 per share). See "Executive Compensation -- Employment Agreements."

 (9) Consists of contributions by the Company to the Company's 401(k) Savings Plan on behalf of Mr. Litt. See "Executive Compensation -- 401(k) Savings Plan."

(10) Consists of relocation expenses paid by the Company on behalf of Mr. Litt. See "Executive Compensation -- Employment Agreements."

(11) Consists of contributions by the Company to the Company's 401(k) Savings Plan on behalf of Mrs. Kelly of $3,951, $3,371 and $2,920 for fiscal years 1998, 1997 and 1996, respectively, and income recorded for fiscal years 1998, 1997 and 1996 of $1,932, $1,932 and $2,043, respectively, as a result of the partial forgiveness of a loan made by the Company to Mrs. Kelly for the purpose of paying income taxes on a 10,000 share stock bonus made to her in April 1994. See "Executive Compensation -- 401(k) Savings Plan."

                     AGGREGATE OPTION EXERCISES DURING THE
                        FISCAL YEAR ENDED JUNE 30, 1998
                       AND FISCAL YEAR-END OPTION VALUES

      The following table sets forth certain information concerning the number and value of shares underlying exercisable and unexercisable stock options as of the fiscal year end June 30, 1998 held by the Named Executive Officers. None of the Named Executive Officers exercised any options during the fiscal year ended June 30, 1998.

                              NUMBER OF SHARES                    VALUE OF UNEXERCISED
                           UNDERLYING UNEXERCISED                 IN-THE-MONEY OPTIONS
                         OPTIONS AT FISCAL YEAR END               AT FISCAL YEAR END(1)
                      --------------------------------       --------------------------------
                      EXERCISABLE        UNEXERCISABLE       EXERCISABLE        UNEXERCISABLE
                      -----------        -------------       -----------        -------------
Richard Monsorno         1,000               3,000              $1,063              $3,188
Kathleen M. Kelly        1,000               3,000              $1,063              $3,188
Stuart Litt              1,000               3,000              $1,063              $3,188

(1) Based upon the closing sale price of the Common Stock on the American Stock Exchange on June 30, 1998 of $9.3125 per share.

EMPLOYMENT AGREEMENTS

Victor Insetta

      The Company has entered into an employment agreement with Victor Insetta, the Company's President and Chief Executive Officer. The term of the agreement currently expires on March 1, 1999. Pursuant to its terms, the agreement was automatically renewed for a one-year period beginning on March 1, 1998. In the absence of written notice to the contrary by either party at least 120 days prior to March 1 of subsequent years, the Agreement will continue to be automatically renewed for one-year periods.

      Pursuant to the agreement, Mr. Insetta was paid base compensation for the fiscal year ended June 30, 1998 at the rate of $270,270 per annum. The agreement provides for further increases in Mr. Insetta's base salary by the Board of Directors from time to time in its sole discretion. The agreement also provides that, as additional annual incentive compensation, Mr. Insetta is also entitled to an amount equal to 5% of the Company's net income (before such incentive compensation and before income taxes). In September 1998, the Company amended the employment agreement, effective for the fiscal year ended June 30, 1998, to allow the Company, at its option, to pay the additional annual compensation in stock, cash or a combination thereof, subject to certain limitations. For the fiscal year ended June 30, 1998, the Company elected to pay 50% of Mr. Insetta's additional annual compensation in cash and 50% in shares of Common Stock. See "Executive Compensation -- Summary Compensation Table."

      The agreement provides, among other things, that if there is a change of control of the Company or if Mr. Insetta's employment is terminated prior to the scheduled expiration date other than for cause (as defined in the agreement), death, disability, or voluntary termination apart from a change of control, the Company is required to pay to Mr. Insetta, in a lump sum, an amount equal to the greater of (i) all of the compensation due to Mr. Insetta under the agreement through the end of the then existing term of the agreement, or (ii) three times Mr. Insetta's average annual compensation under the agreement during the five most recent taxable years prior to the taxable year in which the termination took place as calculated in accordance with the
Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"). In addition, if Mr. Insetta voluntarily terminates his employment with the Company, for a period equal to the lesser of the remaining term of the agreement or one year, Mr. Insetta has agreed that he will not, directly or indirectly, solicit those persons or entities who are customers of the Company on the effective date of his termination of employment for the purpose of purchasing multi-layer capacitors; provided, however, that the foregoing restriction shall not apply if Mr. Insetta terminates his employment because of a change of control of the Company. In addition, Mr. Insetta has agreed that, for a period of one year following the termination of his employment (other than termination by the Company without cause), he will not divulge to any person any information which is actually held in confidence by the Company, subject, however, to certain conditions, including the Company having performed, and continuing to perform, its obligations under the agreement.

      The Company presently maintains a term life insurance policy in the aggregate amount of $4,000,000 on the life of Mr. Insetta. The Company is named as the beneficiary of this policy.

Stuart Litt

      The Company has also entered into an employment agreement with Stuart P. Litt, who in September 1996 became Senior Vice President - Operations of the Company. Mr. Litt has been a director of the Company since 1993. See "Election of Directors." Pursuant to the agreement, Mr. Litt shall be employed for a period of three years at an annual base salary of $150,000. Mr. Litt's annual base salary was increased effective September 15, 1997 to $165,000. In addition, Mr. Litt is entitled to quarterly cash bonuses equal to one-half of one percent of the Company's net income (before such incentive compensation and before income taxes). The agreement may only be terminated in the event that Mr. Litt is disabled or for cause. In addition, the agreement provides that if Mr. Litt's employment by the Company is terminated at any time after the first three years of employment, Mr. Litt will be entitled to a severance payment of $100,000.

       Pursuant to the agreement, the Board of Directors granted to Mr. Litt a restricted stock award of 34,000 shares of Common Stock. Pursuant to this award, Mr. Litt was to receive 24,000 shares in 24 monthly installments of 1,000 shares on the 15th of each month commencing October 15, 1996, provided he is still actively employed by the Company on each such date, and an additional 10,000 shares on December 15, 1996, again provided he was still actively employed by the Company on such date. Through June 30, 1997, Mr. Litt had received 18,000 shares of Common Stock pursuant to this program. Subsequent to May 15, 1997, the Company and Mr. Litt mutually agreed to terminate the monthly 1,000 share awards while they discussed alternative structures for future awards.

      In August 1997, the Board of Directors and Mr. Litt agreed to amend the terms of Mr. Litt's restricted stock award program. On August 19, 1997, he was awarded an additional 2,301 shares of Common Stock and the Company set aside $11,700 for Mr. Litt to pay a portion of the income taxes payable by him in respect of such award. On the 15th of each subsequent month commencing September 15, 1997 through June 30, 1998, Mr. Litt received a number of shares (rounded to the nearest whole share) as follows:

                                                       Number
                  Date of Issuance                   of Shares
                  ----------------                   ---------
                  August 19, 1997                      2,301
                  September 15, 1997                     771
                  October 15, 1997                       789
                  November 17, 1997                      768
                  December 15, 1997                      782
                  January 15, 1998                       795
                  February 16, 1998                      764
                  March 16, 1998                         836
                  April 15, 1998                         843
                  May 15, 1998                           867
                  June 15, 1998                          901
                                                      ------
                      Total                           10,417
                                                      ======

      The fair market value of such stock on June 30, 1998 was $264,633 (based upon the closing sale price of the Company's Common Stock on the American Stock Exchange on such date of $9.3125).

      During July, August and September, Mr. Litt received an additional 2,852 shares of Common Stock pursuant to this agreement. No additional shares are issuable pursuant thereto.

401(k) SAVINGS PLAN

      The Company has a 401(k) Savings Plan covering all employees. Pursuant to this plan, eligible employees may elect to defer up to 15% of their eligible gross earnings, but in no event more than $9,500 for the calendar year 1998. In addition, contributions may be limited by certain other restrictions under the Code. The Company contributes an amount based upon the employee's contributions, up to 3% of such employee's gross earnings. Officers are eligible to participate in this plan in the same manner as are all other employees. For the fiscal year ended June 30, 1998, the Company's contributions to this plan were $350,377, including contributions on behalf of Mr. Insetta, Mr. Monsorno, Mr. Litt and Mrs. Kelly of $4,937, $4,807, $4,507 and $3,951, respectively. See "Executive Compensation -- Summary Compensation Table."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      During the fiscal year ended June 30, 1998, the Compensation Committee of the Board of Directors consisted of Messrs. Garrard and Spence. During the fiscal year ended June 30, 1998, decisions with respect to officers' compensation were made by the entire Board. See "Executive Compensation -- Report on Executive Compensation." No officer who serves as a director of the Company participated in matters involving the evaluation of his own performance or the setting of his own compensation.

REPORT ON EXECUTIVE COMPENSATION

      The Board of Directors has established a Compensation Committee which currently consists of Messrs. Garrard and Spence. While the Compensation Committee has the power and authority of the Board of Directors with respect to the compensation of employees, the Committee has historically provided information and assistance to the full Board of Directors of the Company which has been the body responsible for making decisions with respect to employee compensation issues. No officer of the Company who serves on the Board of Directors or on the Compensation Committee participates in matters involving the evaluation of his own performance or the setting of his own compensation.

      The Company seeks to establish compensation plans and policies which are designed to (i) attract and retain highly qualified employees at all levels,
(ii) provide rewards that are closely linked to the Company's performance, and
(iii) align the interests of the Company's employees with those of its stockholders through stock ownership. The Company monitors the compensation paid to various levels of employees on both a geographic and industry basis. Moreover, the Company has established bonus compensation programs for virtually all levels of employees pursuant to which they are rewarded based upon the overall profitability of the Company. Finally, the Company has over the past several years awarded stock bonuses to several executive officers and supervisory employees in order to reward them for their efforts on behalf of the Company and to provide them with a direct stake in the Company's future. In April 1997, the Board adopted the 1997 Stock Option Plan in order to expand the universe of individuals who are important to the Company's success who may be eligible for stock-based compensation.

      The base salary of Victor Insetta, the Company's President and Chief Executive Officer, for fiscal year 1998 was based principally upon his rights under the employment agreement described above. The agreement, which was entered into in 1985 and has been amended several times, provides for a minimum base salary of $225,000. This amount was increased to $234,000 effective October 1, 1992, $246,000 effective March 1, 1994 and $270,270 effective May 12, 1997. These modest increases were consistent with cost of living increases granted to virtually all employees of the Company. The Board also believed that they were warranted in order to bring Mr. Insetta's base compensation in line with salaries being paid to other chief executive officers of similar companies and in recognition of the Company's performance.

      Mr. Insetta's employment agreement also entitles him to annual incentive compensation equal to 5% of the Company's net income (before such incentive compensation and before income taxes) which for the fiscal year ended June 30, 1998 amounted to $380,958. The Board believes that it is appropriate for the compensation of the Chief Executive Officer of the Company to be based, in substantial part, on the Company's overall performance.

      In September 1998, Mr. Insetta's employment agreement was further amended to allow the Company to pay Mr. Insetta's annual incentive compensation in cash, Common Stock or a combination thereof. The determination of the manner of payment is made each year by the Board of Directors, in its sole discretion, subject to certain limitations. For the fiscal year ended June 30, 1998, the Board (with Mr. Insetta abstaining) elected to pay 50% of Mr. Insetta's annual incentive compensation in cash and 50% in Common Stock. This will permit the Company to conserve cash and will also more closely ally Mr. Insetta's overall compensation to the performance of the Company's stock.

                                                   Rubin Blumkin
                                                   O. Julian Garrard III
                                                   Victor Insetta
                                                   Stuart P. Litt
October 20, 1998                                   Chester E. Spence

                               PERFORMANCE GRAPH

      The graph below compares the cumulative total stockholder return on the Common Stock from July 1, 1993 through June 30, 1998, with the cumulative total return of the American Stock Exchange Total Return Index and a peer group of companies selected by the Company. The peer group is composed of ten publicly-held manufacturers of capacitors and other electronic components, including the Company. Total cumulative return values were calculated based on the assumption of $100 invested on July 1, 1993, assuming reinvestment of dividends. The stock price performance shown on the graph below is not necessarily indicative of future price performance.



[THE NARRATIVE AND/OR TABULAR INFORMATION BELOW IS A FAIR AND
ACCURATE DESCRIPTION OF GRAPHIC OR IMAGE MATERIAL OMITTED FOR
THE PURPOSE OF EDGAR FILING.]







                                                      CUMULATIVE TOTAL RETURN
                                     --------------------------------------------------------
                                       6/93      6/94      6/95     6/96     6/97      6/98
                                     --------   ------    ------   ------   ------   --------
American Technical Ceramics Corp.     100.00    115.91    459.09   293.18   531.82    338.64
Peer Group                            100.00    124.05    189.19   153.17   199.75    133.47
Amex Market Value                     100.00     97.66    115.19   132.83   147.06    172.57

-------------------

 * $100 invested on 6/30/93 in stock or index - including reinvestment of dividends. Fiscal year ending June 30.

(1) Vishay Intertechnology, Inc., AVX Corp., Aeroflex, Inc., Sawtek, Inc., Merrimac Industries, Inc., Vari-1 Company, Inc., California Micro Devices Corp., Sage Labs, Inc. and Micronetics Wireless, Inc.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


RELATED PARTY LEASES

      The Company presently leases certain real property from its principal stockholder, Victor Insetta, and entities controlled by him. In the case of each such lease, the Company has periodically obtained appraisal letters indicating that the fixed rentals in effect did not exceed fair market rentals in the area. The Company does not intend to lease any additional real property from Mr. Insetta or entities controlled by him other than renewals of existing leases and improvements and new construction that may be made to existing leased properties.


FLORIDA FACILITY

      The Company's Jacksonville, Florida facility (the "Florida Facility") is leased by its wholly-owned subsidiary, American Technical Ceramics (Florida), Inc. ("ATC-Florida"), from V.P.I. Properties Associates ("VPI"), a limited partnership of which Mr. Insetta is the sole general partner and the limited partnership interests are owned by members of his family. The lease, which was amended and restated as of July 1, 1996 and amended again as of May 1, 1998 to reflect the construction of a new building on the premises, is for a term expiring in 2010.

      To finance the development of the Florida Facility, VPI transferred the Florida Facility to the Jacksonville Port Authority which issued tax exempt bonds (the "Bonds") in the principal amount of $2,000,000 to Barnett Bank Trust Company, N.A. ("Barnett"). The Florida Facility was then sold to VPI under an Installment Sale and Security Agreement (the "Agreement") with legal title being retained by Barnett, as trustee for the holders of the Bonds. Payment of the Bonds is secured by a security interest in, and lien upon, the real property comprising the Florida Facility and the machinery and equipment which is located therein which were financed from the Bond proceeds.

      Under the lease, ATC-Florida is responsible to pay to Barnett, for the account of VPI, the principal of, premium, if any, and interest on the Bonds, all expenses of the trustee under the Indenture relating thereto (the "Indenture") and all other payments required to be made by VPI under the Agreement or the Indenture. In addition, ATC-Florida is responsible to pay to VPI, as supplemental rent, annually, the difference between the sum of $461,239 (adjusted upward (but not downward) annually based upon the increase, if any, in the Consumer Price Index for all Urban Consumers for the last reported month available on June 1 of each year during the lease compared to such index for April 1998) and the amount payable to Barnett pursuant to the preceding sentence. ATC-Florida is also obligated to pay all expenses arising in connection with the Florida Facility, including all real estate taxes, assessments, utilities and repairs.

      The Company, through ATC-Florida, has the right at the end of the lease term to purchase the Florida Facility at its fair market value and has a right of first offer to purchase the Florida Facility if VPI elects to sell it in the interim.

      In the fiscal year ended June 30, 1998, the aggregate rental paid by ATC-Florida under this lease was $409,335. In addition, the Company incurred expenses of $78,231 for real estate taxes and $217,563 for utilities.

NEW YORK PROPERTY

      Since July 1976, the Company has leased from Mr. Insetta the land and building at 15 Stepar Place, Huntington Station, New York (the "New York Property"). The lease for the New York Property expired in February 1996. The Company leased the New York Property on a month-to-month basis on the same terms as the terms provided in the lease until January 1, 1997 when the lease was renewed and extended for a five-year term. The lease was amended and restated as of September 25, 1998. The base rent is based upon the annual payments of principal and interest payable under the mortgage encumbering such property. The base rent reflects an adjustment upward commencing January 1, 1990 and as of each succeeding calendar year based upon the increase in the Consumer Price Index for All Urban Consumers (New York City) over the Consumer Price Index for All Urban Consumers (New York City) for January 1989. Current monthly installments are $39,960. The Company is also responsible for payment of all real estate taxes and all utilities and repairs relating to the property. During the fiscal year ended June 30, 1998, the total amount of rent paid by the Company for this facility was $476,244. In addition, the Company incurred expenses of $59,574 for real estate taxes, $273,289 for utilities and $25,084 for leasehold improvements.

        The Company has the option to purchase the New York Property at any time during the lease at its fair market value and a right of first offer if Mr. Insetta elects to sell it in the interim.

                                   PROPOSAL 2

                    RATIFICATION OF INDEPENDENT ACCOUNTANTS

      KPMG Peat Marwick LLP, the independent public accounts who have audited the Company's financial statements for the past nine years, have been appointed by the Board of Directors of the Company to audit the Company's consolidated financial statements for the fiscal year ending June 30, 1999. The Board of Directors recommends that the appointment of such auditors be ratified by the stockholders. The Board of Directors believes that the selection of an independent accountant to audit the financial statements of the Company prepared by management is an appropriate matter for stockholder consideration. If the stockholders do not ratify the selection of KPMG Peat Marwick LLP, the Board of Directors will consider the selection of another firm of independent certified public accountants to audit the Company's consolidated financial statements for the fiscal year ending June 30, 1999. Representatives of KPMG Peat Marwick LLP may be present at the Annual Meeting and, if present, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

      THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR THE RATIFICATION OF KPMG PEAT MARWICK LLP AS THE INDEPENDENT PUBLIC ACCOUNTANTS TO AUDIT THE COMPANY'S CONSOLIDATED FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDING JUNE 30, 1999 WHICH IS DESIGNATED AS PROPOSAL 2 ON THE ENCLOSED PROXY CARD.


                         ANNUAL REPORT TO STOCKHOLDERS

      The Company will provide to any stockholder, without charge, upon written request to the Secretary of the Company, a copy of the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1998.


           DEADLINE FOR STOCKHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

      The Company expects to hold its annual meeting of stockholders for the fiscal year ending June 30, 1999 in November or December 1999. Stockholders who intend to present proposals intended to be included in the Company's Proxy Statement and form of proxy relating to such annual meeting must submit their proposals in writing to the Secretary of the Company on or before June 30, 1999.


                                 OTHER MATTERS

      Management of the Company knows of no business other than that referred to in the foregoing Notice of Annual Meeting and Proxy Statement that may come before the Annual Meeting. However, if other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote thereon in accordance with their judgement.

                                     BY ORDER OF THE BOARD OF DIRECTORS



                                     KATHLEEN M. KELLY
                                     Secretary

October 20, 1998

                                    APPENDIX

                       AMERICAN TECHNICAL CERAMICS CORP.

                                     PROXY

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby appoints Victor Insetta and Kathleen M. Kelly, and each of them, the attorneys and proxies of the undersigned, with power of substitution, to represent and vote on behalf of the undersigned all the shares of common stock of American Technical Ceramics Corp. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of American Technical Ceramics Corp. to be held at 2201 Corporate Square Boulevard, Jacksonville, Florida, 32216, on Friday, November 20, 1998 at 10:00 a.m., local time, and any adjournment or adjournments thereof, hereby revoking all proxies heretofore given with respect to such stock, upon the following proposals more fully described in the notice of and proxy statement for the Annual Meeting (receipt of which is hereby acknowledged). THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

Please mark boxes [ ] or [x] in blue or black ink.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR (1) AND (2).

1. ELECTION OF DIRECTORS:
         FOR ALL NOMINEES LISTED BELOW [ ]
         (EXCEPT AS MARKED TO THE CONTRARY BELOW)

            WITHHOLD AUTHORITY [ ]
         TO VOTE FOR ALL NOMINEES LISTED BELOW

Victor Insetta, Rubin Blumkin, O. Julian Garrard III, Chester E. Spence and Stuart P. Litt.

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME ON SPACE PROVIDED BELOW.)

-------------------------------------------------------------------------------
                         CONTINUED, AND TO BE SIGNED AND DATED ON REVERSE SIDE.

2. PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS THE INDEPENDENT PUBLIC ACCOUNTANTS OF THE CORPORATION
          FOR [ ]                   AGAINST [ ]                ABSTAIN [ ]

3. IN THEIR DISCRETION UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.
               I WILL [ ]  WILL NOT [ ]  ATTEND THE ANNUAL MEETING.

                  Please sign exactly as your names appear below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please sign in full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                        DATED                              ,1998

                        -----------------------------------------
                        Signature (s)

                        -----------------------------------------
                        Signature (s)
                        PLEASE SIGN, DATE, AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.